As filed with the Securities and Exchange Commission on March 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

Under

The Securities Act of 1933

BARINTHUS BIOTHERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Barinthus Biotherapeutics plc

Unit 6-10, Zeus Building

Rutherford Avenue

Harwell, Didcot OX11 0DF

United Kingdom

(Address of Principal Executive Offices)

Share Award Plan 2021

2021 Employee Share Purchase Plan

(Full Title of the Plans)

William Enright

President

Barinthus Biotherapeutics North America, Inc.

855 N. Wolfe Street, Suite 102

Baltimore, MD 21205

+1 (410) 916-7930

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo	Andrew Harrow
Marishka DeToy	Goodwin Procter (UK) LLP
Goodwin Procter LLP	100 Cheapside
100 Northern Avenue	London EC2V 6DY
Boston, MA 02210	United Kingdom
(617) 570-1000	+44 20 7447 4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the Share Award Plan 2021 (the “2021 Plan”) and the 2021 Employee Share Purchase Plan (the “2021 ESPP”) of Barinthus Biotherapeutics plc (the “Registrant”) registers additional securities of the same class as other securities for which registration statements filed on Form S-8 (SEC File No. 333-255664, SEC File No. 333-263844 and SEC File No. 333-270815) of the Registrant are effective. Accordingly, the information contained in the Registrant’s registration statements on Form S-8 (SEC File No. 333-255664, SEC File No. 333-263844 and SEC File No. 333-270815) filed with the Securities and Exchange Commission on April 30, 2021, March 25, 2022 and March 24, 2023, respectively, is hereby incorporated by reference pursuant to General Instruction E.

The number of securities reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1 by an amount equal to the lesser of: (i) 4.0% of the issued and outstanding ordinary shares as of January 1 of such year, or (ii) such amount as determined by the Compensation Committee of the Registrant’s Board of Directors. Accordingly, on January 1, 2024, the number of ordinary shares reserved and available for issuance under the 2021 Plan increased by 1,544,282 shares. The number of securities reserved and available for issuance under the 2021 ESPP is also subject to an automatic annual increase on each January 1, beginning in 2022, by an amount equal to the least of: (i) 735,136 Shares, (ii) 1.0% of the amount of ordinary shares issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of ordinary shares determined by the Compensation Committee of the Registrant’s Board of Directors. Accordingly, on January 1, 2024, the number of ordinary shares reserved and available for issuance under the 2021 ESPP increased by 386,071 shares.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Goodwin Procter (UK) LLP, counsel to the Registrant.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter (UK) LLP, counsel to Registrant, (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

107*	Filing Fee Table

*            Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Harwell, United Kingdom, on the 20th day of March, 2024.

BARINTHUS BIOTHERAPEUTICS PLC

By:	/s/ William Enright
William Enright
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of William Enright and Gemma Brown as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney- in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ William Enright	Chief Executive Officer and Director	March 20, 2024
William Enright	(Principal Executive Officer)

/s/ Gemma Brown	Chief Financial Officer	March 20, 2024
Gemma Brown	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robin Wright	Chairman of the Board of Directors	March 20, 2024
Robin Wright

/s/ Alex Hammacher	Director	March 20, 2024
Alex Hammacher

/s/ Pierre Morgon	Director	March 20, 2024
Pierre Morgon

/s/ Dr. Anne M. Phillips	Director	March 20, 2024
Dr. Anne M. Phillips

/s/ Karen T. Dawes	Director	March 20, 2024
Karen T. Dawes

/s/ Dr. Joseph C. F. Scheeren	Director	March 20, 2024
Dr. Joseph C. F. Scheeren

By:	/s/ William Enright	Authorized Representative in the United States	March 20, 2024
Name:	William Enright